As filed with the Securities and Exchange Commission on November 24, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the

Securities Act of 1933

SKYWEST, INC.

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation or organization)	87-0292166 (I.R.S. Employer Identification No.)

444 South River Road

St. George, Utah 84790

Telephone:  (435) 634-3200

(Address of Principal Executive Offices,

including Zip Code)

SkyWest, Inc. Employees’ Retirement Plan

Atlantic Southeast Airlines, Inc. Investment Savings Plan

(Full title of the plan)

Michael J. Kraupp Vice President, Treasurer SkyWest, Inc. 444 South River Rd. St. George, Utah 84790 (435) 634-3200 (Name, address and telephone number, including area code, of agent for service)	Copy to: Brian G. Lloyd Matthew B. Tenney Parr Brown Gee & Loveless 185 South State Street, Suite 800 Salt Lake City, Utah 84111 (801) 532-7840

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, no par value	1,200,000	(3)	$11.78	$14,136,000	$1,642.60
Common Shares, no par value	350,000	(4)	$11.78	$4,123,000	$479.09

(1)                              Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock of SkyWest, Inc. (the “Registrant”) which become issuable under either the SkyWest, Inc. Employees’ Retirement Plan or the Atlantic Southeast Airlines, Inc. Investment Savings Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)                                  Estimated in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, based on a price of $11.78 per share, which is the average of the high and low price per share of the Registrant’s common stock, as reported on the Nasdaq Global Select Market on November 21, 2014.

(3)                                  Represents additional shares of the Registrant’s common stock that may be acquired by participants under the SkyWest, Inc. Employees’ Retirement Plan.

(4)                                  Represents additional shares of the Registrant’s common stock that may be acquired by participants under the Atlantic Southeast Airlines, Inc. Investment Savings Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register additional securities of the same class as other securities for which previously filed registration statements on Form S-8 relating to the SkyWest, Inc. Employees’ Retirement Plan (the “SkyWest Plan”) and the Atlantic Southeast Airlines, Inc. Investment Savings Plan (the “ASA Plan”) are effective.

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the content of (i) the Registration Statement on Form S-8 (Registration No. 333-133470) filed by SkyWest, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) with respect to the SkyWest Plan on April 21, 2006, including all attachments and exhibits thereto, and (ii) the Registration Statement on Form S-8 (Registration No. 333-135239) filed by the Company with the Commission with respect to the ASA Plan on June 22, 2006, including all attachments and exhibits thereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated herein by reference:

(1)                                 The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013;

(2)                                 The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 (filed with the Commission on May 8, 2014), June 30, 2014 (filed with the Commission on August 8, 2014), and September 30, 2014 (filed with the Commission on November 3, 2014);

(3)                                 The Registrant’s Current Reports on Form 8-K filed with the Commission on April 22, 2014, May 12, 2014, May 16, 2014, July 2, 2014, July 28, 2014, October 3, 2014, and November 13, 2014; and

(4)                                 The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A as filed on June 15, 1986, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers

The Registrant is a Utah corporation. Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify any individual who was, is, or is threatened to be made, a named defendant or respondent (a “Party”) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), because he or she is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an “Indemnifiable Director”), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty or fine, or reasonable expenses (including attorneys’ fees), incurred in the Proceeding if his or her conduct was in good faith and he or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he or she had no reasonable cause to believe such conduct was unlawful; provided, however, that pursuant to Subsection 902(4): (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his or her official capacity, in which Proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he or she was a Party because he or she is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys’ fees) incurred in connection with the Proceeding or claim with respect to which he or she has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the Revised Act provides that, unless otherwise limited by a corporation’s articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction.

Section 16-10a-904 of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding, upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that, subject to the limitations described below, the Registrant shall, to the maximum extent and in the manner permitted by the Revised Act, indemnify any individual made party to a proceeding because he or she is or was one of its directors or officers against liability incurred in the proceeding if his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Registrant’s best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe such conduct was unlawful. The Registrant may not, however, extend such indemnification to an officer or director in connection with a proceeding by the Registrant or in its right in which such officer or director was adjudged liable to the Registrant, or in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in his or her official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit, unless the indemnification is ordered by a court of competent jurisdiction. Notwithstanding the foregoing, the Bylaws obligate the Registrant to indemnify an officer or director who was successful on the merits or otherwise, in the defense of any proceeding or the defense of any claim, issue or matter in the proceeding to which the officer or director was a party because he or she is or was one of the Registrant’s directors or officers against reasonable expenses that he or she incurred in connection with the proceeding or claim with respect to which he or she was successful. The Bylaws also permit the Registrant to pay for or reimburse the reasonable expenses incurred by an officer or director who is party to a proceeding in advance of final disposition of the proceeding if (i) the officer or director furnishes to the Registrant a written affirmation of a good faith belief that he or she has met the applicable standard of conduct necessary for indemnification, (ii) the officer or director furnishes to the Registrant a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification pursuant to the Bylaws. The Bylaws also provide that any indemnification or advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any articles of incorporation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Utah law permits director liability to be eliminated in accordance with Section 16-10a-841 of the Revised Act, which provides that the liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act, which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law. Such a provision may appear either in a corporation’s articles of incorporation or bylaws; however, to be effective, such a provision must be approved by the corporation’s shareholders.

The Restated Articles of Incorporation of the Registrant provide that the personal liability of any director to the Registrant or to its shareholders for monetary damages for any action taken or the failure to take any action, as a director, is eliminated to the fullest extent permitted by Utah law.

The Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was one of the Registrant’s directors, officers, employees, fiduciaries or agents, or is or was serving at its request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her in such capacity or arising out of his or her status in such capacity, whether or not the Registrant would have the power to indemnify him or her against such liability under the indemnification provisions of the Bylaws or the laws of the State of Utah, as the same are amended or modified. The Registrant maintains insurance from commercial carriers against certain liabilities that may be incurred by its directors and officers.

On August 6, 2013, the Registrant entered into an indemnification agreement (each, an “Indemnification Agreement”) with each of its directors and executive officers and the Presidents and Chief Operating Officers of SkyWest Airlines and ExpressJet.  On the terms and subject to the conditions set forth therein, each Indemnification Agreement provides, among other things, that the indemnified person shall have a contractual right (i) to indemnification to the fullest extent permitted by the Revised Act for losses suffered or expenses incurred in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed litigation or other proceeding by reason of the fact that the indemnified person is or was claimed to be an agent of the Registrant or any of its subsidiaries or for other reasons relating to the that person’s service as an agent of the Registrant or any of its subsidiaries; (ii) to advancement of expenses paid or incurred in connection with such litigation or other proceeding, (iii) to coverage under the Registrant’s directors’ and officers’ insurance policies, to the extent that the

Registrant maintains such insurance policies, in reasonable amounts as its Board of Directors shall determine from time to time.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1	2004 Restatement of the SkyWest, Inc. Employee’s Retirement Plan.(1)
4.2	Amendment Number One to the 2004 Restatement of the SkyWest, Inc. Employees’ Retirement Plan.(1)
4.3	Amendment Number Two to the 2004 Restatement of the SkyWest, Inc. Employee’s Retirement Plan.(1)
4.4	Restatement of Atlantic Southeast Airlines, Inc. Investment Savings Plan dated December 31, 2009(1)
4.5	First Amendment to the December 31, 2009 Restatement of the Atlantic Southeast Airlines, Inc. Investment Savings Plan(1)
4.6	Second Amendment to the December 31, 2009 Restatement of the Atlantic Southeast Airlines, Inc. Investment Savings Plan(1)
4.7	Third Amendment to the December 31, 2009 Restatement of the Atlantic Southeast Airlines, Inc. Investment Savings Plan(1)
4.8	Fourth Amendment to the December 31, 2009 Restatement of the Atlantic Southeast Airlines, Inc. Investment Savings Plan(1)
5.1	Internal Revenue Service Determination Letter relating to the SkyWest, Inc. Employees’ Retirement Plan(2)
5.2	Internal Revenue Service Determination Letter relating to the Atlantic Southeast Airlines, Inc. Investment Savings Plan.(3)
23.1	Consent of Independent Registered Public Accounting Firm *
24.1	Power of Attorney (included on signature page of this Registration Statement).

(1)                                 Incorporated by reference to the exhibits to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 14, 2006.

(2)                                 Incorporated by reference to the exhibits to the Registrant’s Registration Statement on Form S-8 Filed with the Commission on April 21, 2006.

(3)                                 Incorporated by reference to the exhibits to the Registrant’s Registration Statement on Form S-8 filed with the Commission on June 22, 2006.

*                                         Filed herewith

Item 9.  Undertakings.

A.                                    The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                                 To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. George, State of Utah, on November 24, 2014.

SKYWEST, INC.

/s/ Eric J. Woodward
Eric J. Woodward
Chief Accounting Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated. Each person whose signature to this registration statement appears below hereby constitutes and appoints Wade J. Steel and Eric J. Woodward, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacities stated below and to perform any acts necessary to be done in order to file (i) any and all amendments and post-effective amendments to this registration statement, and any and all exhibits, instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and (ii) a registration statement and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jerry C. Atkin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 24, 2014
Jerry C. Atkin

/s/ Wade J. Steel	Executive Vice President (Principal Financial Officer)	November 24, 2014
Wade J. Steel

/s/ Eric J. Woodward	Chief Accounting Officer (Principal Accounting Officer)	November 24, 2014
Eric J. Woodward

/s/ Steven F. Udvar-Hazy	Lead Director	November 24, 2014
Steven F. Udvar-Hazy

/s/ W. Steve Albrecht	Director	November 24, 2014
W. Steve Albrecht

/s/ Margaret S. Billson	Director	November 24, 2014
Margaret S. Billson

/s/ Henry J. Eyring	Director	November 24, 2014
Henry J. Eyring

/s/ Ronald J. Mittelstaedt	Director	November 24, 2014
Ronald J. Mittelstaedt

/s/ Robert G. Sarver	Director	November 24, 2014
Robert G. Sarver

/s/ Keith E. Smith	Director	November 24, 2014
Keith E. Smith

/s/ James L. Welch	Director	November 24, 2014
James L. Welch